EXHIBIT 10.2

CREDIT AGREEMENT

among

WESTERN CAPITAL RESOURCES, INC.,

as Borrower

and

FIFTH THIRD BANK,

as Lender

Dated as of April 21, 2016

ARTICLE VI AFFIRMATIVE COVENANTS	33
6.01 Financial Statements and Other Information	33
6.02 Notices	35
6.03 Payment of Obligations	36
6.04 Preservation of Existence, Etc	36
6.05 Maintenance of Properties	36
6.06 Maintenance of Insurance	36
6.07 Compliance with Laws	36
6.08 Books and Records	36
6.09 Inspection Rights	37
6.10 Use of Proceeds	37
6.11 Compliance with Environmental Laws	37
6.12 Deposit Accounts	37
6.13 Material Agreements	37
6.14 Information Regarding Collateral	38
6.15 Further Assurances	38
6.16 Additional Collateral	38

ARTICLE VII FINANCIAL COVENANTS	40
7.01 Consolidated Leverage Ratio	40
7.02 Consolidated Fixed Charge Coverage Ratio	40

ARTICLE VIII NEGATIVE COVENANTS	40
8.01 Liens	40
8.02 Indebtedness	41
8.03 Investments	42
8.04 Fundamental Changes	43
8.05 Dispositions	44
8.06 Restricted Payments	45
8.07 Change in Nature of Business	45
8.08 Transactions with Affiliates	46
8.09 Restrictive Agreements	46
8.10 Amendments of Organizational Documents	46
8.11 Accounting Changes	46
8.12 Prepayments, Etc. of Indebtedness	46
8.13 Amendment, Etc. of Indebtedness	47
8.14 Management & Board Fees	47

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	47
9.01 Events of Default	47
9.02 Remedies upon Event of Default	49

ARTICLE X MISCELLANEOUS	49
10.01 Waivers; Amendments	49
10.02 Notices	50
10.03 Expenses; Indemnification	50
10.04 Successors and Assigns	51
10.05 Governing Law; Jurisdiction; Consent to Service of Process	52
10.06 WAIVER OF JURY TRIAL	52
10.07 Right of Setoff; Payment Set Aside	53
10.08 Counterparts; Integration	53

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10.09 Survival	53
10.10 Severability	54
10.11 Interest Rate Limitation	54
10.12 Confidentiality	54
10.13 USA PATRIOT Act Notice	54

Exhibits

Exhibit A	-	Form of Loan Notice
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Acquisition Note
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Intercompany Note & Security Agreement

Schedules

Schedule 5.05	-	Litigation
Schedule 5.07(b)	-	Owned Real Property
Schedule 5.07(c)(i)	-	Leased Real Property (Lessee)
Schedule 5.07(c)(ii)	-	Leased Real Property (Lessor)
Schedule 5.08(b)	-	Environmental Reports
Schedule 5.12	-	Subsidiaries; Equity Interests; Loan Parties
Schedule 8.01	-	Existing Liens
Schedule 8.02	-	Existing Indebtedness
Schedule 8.03	-	Existing Investments
Schedule 8.08	-	Affiliate Transactions

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 21, 2016, by and between WESTERN CAPITAL RESOURCES, INC., a Minnesota corporation (the “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender provide an acquisition credit facility and a revolving credit facility, and the Lender has indicated its willingness to provide the credit facilities to the Borrower, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.01         Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Facility Commitment” means the obligation of the Lender to make Acquisition Loans to the Borrower in an aggregate principal amount not exceeding $9,000,000.

“Acquisition Loans” has the meaning specified in Section 2.01(b).

“Acquisition Note” or “Acquisition Notes” means, individually or collectively as the context may require, the Acquisition Notes of the Borrower payable to the order of the Lender, in substantially the form of Exhibit B-2 attached hereto.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Commitment Fee Margin” means, at any time, 0.25% per annum.

“Applicable Margin” means 3.50% per annum.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means (a) in respect of the Revolving Credit Commitment, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Commitment, (ii) the date of termination of the Revolving Credit Commitment pursuant to Section 2.06, and (iii) the date of termination of the commitment of the Lender to make Revolving Loans pursuant to Section 9.02 and (b) in respect of the Acquisition Facility Commitment, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Acquisition Facility Commitment and (iii) the date of termination of the commitments of the Lender to make the Acquisition Loans pursuant to Section 9.02.

“Base Rate” shall mean the higher of (A) the Prime Rate, and (B) the sum of the Federal Funds Rate plus fifty (50) basis points (0.50%). If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any amounts hereunder to which the Base Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Base Rate Margin” shall mean such margin as would be required in order that the applicable interest rate for such Loan would be equal to the interest rate then in effect.

“BCM” means Blackstreet Capital Management, LLC, a Delaware limited liability company.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means (i) with respect to all notices and determinations in connection with the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Management Agreement with Lender is then in effect with respect to all or a portion of this Agreement, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Management Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of this Agreement subject to such Rate Management Agreement. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents):

(a)          readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

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(b)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)          commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)          Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation, guideline, directive or treaty (in each case whether or not having the force of law and including, without limitation, any request, rule guideline or directive (1) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or (2) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign financial regulatory authorities), or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

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(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than WCR, LLC, BCM or any of their Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)          any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any real and personal property of the Borrower or any other Loan Party or Person in which the Lender is granted a Lien under any Security Document as security for all or any portion of the Obligations.

“Commitment” means the Revolving Credit Commitment or the Acquisition Facility Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. Seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Non-MSB Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) one-time transaction costs for such period incurred in connection with any Investment in any Eligible Portfolio Company in an aggregate amount not to exceed $400,000 per transaction and approved by the Lender, (iii) depreciation and amortization expense, and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Non-MSB Subsidiaries for such Measurement Period) and minus (without duplication) (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Non-MSB Subsidiaries for such Measurement Period). Notwithstanding anything in this Agreement to the contrary, for purposes of calculating the Consolidated Leverage Ratio, subject to successful underwriting by the Lender, in its sole discretion, the calculation of Consolidated EBITDA of any Eligible Portfolio Company shall be made and based on the actual historical results of such Eligible Portfolio Company for such Measurement Period, even if such Eligible Portfolio Company was not owned by the Borrower or any of its Non-MSB Subsidiaries for the entire Measurement Period.

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“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, plus (ii) rentals payable under leases of real or personal, or mixed, property, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash (prorated based on the effective tax rate applied to the pre-tax income of the Non-MSB Subsidiaries), less (iv) the aggregate amount of all Restricted Payments, less (v) the aggregate amount of all Capital Expenditures (other than (A) Capital Expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted hereunder, (B) Capital Expenditures in an amount of up to $75,000.00 per “Cricket Wireless” store and $2,000,000.00 in the aggregate for all “Cricket Wireless” stores in any fiscal year in respect of pre-opening costs or acquisition costs actually incurred for such “Cricket Wireless” stores and (C) Capital Expenditures in an aggregate amount not to exceed $520,000.00 for the first quarter of 2015, $2,200,000.00 for the second quarter of 2015, $0.00 for the third quarter of 2015 and $200,000.00 for the fourth quarter of 2015 actually incurred by the Borrower and its Non-MSB Subsidiaries in respect of pre-opening costs for “Cricket Wireless” stores opened and the Green Communications acquisition during such period) to (b) the sum of (i) Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 and (iii) rentals payable under leases of real or personal, or mixed, property, in each case, of or by the Borrower and its Non-MSB Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Non-MSB Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guaranties with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Non-MSB Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Non-MSB Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Non-MSB Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Non-MSB Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Non-MSB Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

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“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Non-MSB Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Non-MSB Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Non-MSB Subsidiary of such income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Law applicable to such Non-MSB Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Non-MSB Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any Person if such Person is not a Non-MSB Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Borrower or a Non-MSB Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Non-MSB Subsidiary, such Non-MSB Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 3% per annum.

“Disclosed Litigation” has the meaning set forth in Section 5.05.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Portfolio Company” has the meaning set forth in Section 8.03(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any borrower, guarantor or co-obligor of a Swap Obligation, including the grant of a security interest to secure the Guaranty or co-obligation of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty, co-obligation or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, in all events in an amount exceeding $500,000.

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“Federal Funds Rate” means the rate at which funds of Federal Reserve member banks held by the Federal Reserve System are being offered on each Business Day on the domestic interbank market to other member banks, as reported by the brokerage firm selected by Lender from time to time, Bloomberg LP (or any successor), as determined by Lender by noon each Business Day. The Federal Funds Rate for each day which is not a Business Day on which such rate is reported by Bloomberg LP shall be identical to the Federal Funds Rate on the preceding Business Day. Each determination by Lender of the Federal Funds Rate shall be binding and conclusive in the absence of manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any political subdivision of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 5.12 (other than the Unrestricted MSB Subsidiaries) and each other Subsidiary of the Borrower or Person that shall be required to execute and deliver a Guaranty Agreement or joinder thereto pursuant to Section 6.16.

“Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.

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“Guaranty Agreement” means, collectively, the Guaranty Agreement(s) made by the Guarantors in favor of the Lender, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.16.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Rate Management Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guaranties of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Rate Management Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitees” has the meaning specified in Section 10.03(b).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

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“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Letter of Credit” means individually and “Letters of Credit” means collectively, any and all standby letters of credit issued by the Lender for the account of the Borrower pursuant to Section 2.12 of this Agreement, together with any and all extensions, renewals or modifications thereof, substitutions therefor or replacements thereof.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the standard form from time to time in use by the Lender.

“Letter of Credit Documents” means with respect to any Letter of Credit, the Letter of Credit Application, any reimbursement agreements and any other document, agreement and instrument entered into by the Lender and the Borrower or in favor the Lender and relating to such Letter of Credit on the Lender’s standard forms then in effect and all supporting documentation.

“Letter of Credit Sublimit” means an amount equal to $500,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitment.

“LIBOR Rate” means, as of any date of determination in accordance with this Agreement, the rate of interest (rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by ICE Benchmark Administration Limited (or any successor thereto or replacement thereof approved by Lender, each an “Alternate LIBOR Source”) at approximately 11:00 a.m., London, England time (or the relevant time established by ICE Benchmark Administration Limited, an Alternate LIBOR Source, or Lender, as applicable), two (2) Business Days prior to such date of determination, relating to quotations for the one (1) month London InterBank Offered Rates on U.S. Dollar deposits, as published on Bloomberg LP (or any successor thereto, or replacement thereof, as approved by Lender, each an “Approved Bloomberg Successor”), or, if no longer displayed by Bloomberg LP (or any Approved Bloomberg Successor), such rate as shall be determined in good faith by Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), all as determined by Lender in accordance with this Agreement and Lender’s loan systems and procedures periodically in effect. Notwithstanding anything to the contrary contained herein, in no event shall the LIBOR Rate be less than 0% as of any date (the “LIBOR Rate Minimum”); provided, that at any time during which a Rate Management Agreement with Lender is then in effect with respect to all or a portion of the Obligations, the LIBOR Rate Minimum shall be disregarded and no longer of any force or effect with respect to such portion of the Obligations subject to such Rate Management Agreement. Each determination by Lender of the LIBOR Rate shall be binding and conclusive in the absence of manifest error. The LIBOR Rate shall be initially determined as of the date of the initial advance of funds to Borrower under any Note and shall be effective until the first (1st) Business Day of the month following the one month period commencing on the date of such initial advance (such first Business Day being the “First Adjustment Date”). The interest rate based upon the LIBOR Rate shall be adjusted automatically on the First Adjustment Date and the first (1st) Business Day of each month thereafter.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

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“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan or an Acquisition Loan.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Guaranty Agreement, the Letter of Credit Documents, any Rate Management Agreement, any Sweep Agreement, any Waivers and all other indemnification agreements, documents, instruments, certificates and agreements now or hereafter executed in connection with the Loans, as the same may be amended, replaced, or supplemented from time to time.

“Loan Notice” means (i) with respect to a Revolving Loan, a notice of request for a Revolving Loan, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A and (ii) with respect to an Acquisition Loan, a notice of request for an Acquisition Loan, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Party” means individually, and “Loan Parties” means collectively, the Borrower and each Guarantor.

“Management Agreement” means that certain Amended and Restated Management and Advisory Agreement dated June 21, 2012, between the Borrower and BCM with respect to the management services provided by BCM to the Borrower and its Subsidiaries, as the same has been or may be amended or modified from time to time in accordance with this Agreement.

“Management Fee” means any fee, cost or expense due to BCM under the Management Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Non-MSB Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means (a) with respect to the Revolving Credit Commitment, the later of (i) April __, 2018 and (ii) if maturity is extended pursuant to Section 2.10, such extended maturity date as determined pursuant to such Section, (b) with respect to the Acquisition Facility Commitment, the later of (i) April __, 2018 and (ii) if maturity is extended pursuant to Section 2.11, such extended maturity date as determined pursuant to such Section and (c) with respect to each Acquisition Loan, such date as is set forth in the Acquisition Note evidencing such Acquisition Loan; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

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“MSB Entity” means any Person that engages in a “money services business” as defined in 31 CFR 1010.100(ff) (without regard to any activity threshold amounts), and includes without limitation the following: currency dealer or exchanger; check casher; issuer of traveler's checks, money orders or stored value; seller or redeemer of traveler's checks, money orders or stored value; and money transmitter. For clarity, the Unrestricted MSB Subsidiaries are MSB Entities.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)          with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)          with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-MSB Subsidiary” means individually, and “Non-MSB Subsidiaries” means collectively, all Subsidiaries of the Borrower or any of its Subsidiaries other than the Unrestricted MSB Subsidiaries.

“Note” means individually, and “Notes” means collectively, the Revolving Credit Note and/or each Acquisition Note.

“NPL” means the National Priorities List under CERCLA.

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“Obligations” shall mean, collectively, (i) all indebtedness, whether of principal, interest, fees, expenses, indemnities, reimbursements or otherwise, of any Loan Party to the Lender, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, under this Agreement, the Notes and the other Loan Documents, as the same may be amended from time to time, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) all Rate Management Obligations and all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses, indemnities, reimbursements or otherwise, of any Loan Party to the Lender, whether now existing or hereafter incurred, whether under letters or advices of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or to the Notes, whether or not contemplated by the Lender or any Loan Party at the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) all obligations under or in connection with any deposit account, lockbox, overdraft protection, automated clearing house service, corporate, purchasing and other multi-card services, or other cash management service provided to any Loan Party; (iv) all costs and expenses including, without limitation, to the extent permitted by law, reasonable attorneys’ fees and legal expenses, incurred by the Lender in the collection of any of the indebtedness referred to in clauses (i), (ii) or (iii) above in amounts due and owing to the Lender under this Agreement or the other Loan Documents; and (v) any advances made by the Lender for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or note relating to any of the Obligations, including, without limitation, advances for taxes, insurance, repairs and the like; provided, however, that any Excluded Swap Obligations are specifically excluded from the Obligations.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Payment Office” means the office of the Lender located at 31 South Main Street, Greenville, SC 29601, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement, made by the Borrower, its Non-MSB Subsidiaries and each other Person that shall be required to execute and deliver a Pledge Agreement or joinder thereto pursuant to Section 6.16 hereof.

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“Prime Rate” shall mean the rate of interest per annum publicly announced by the Lender from time to time as its prime lending rate (for reference purposes only) with any change thereto being effective as of the opening of business on the date of such change (or if not a Business Day, the beginning of the day). The Prime Rate is determined solely by the Lender pursuant to market factors and its own operating needs and is not necessarily the Lender’s best or most favorable rate for commercial or other loans.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between the Borrower and the Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of the Borrower to the Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Commitment” means the obligation of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount not exceeding $3,000,000.

“Revolving Credit Note” means the Revolving Credit Note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit B-1 attached hereto.

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“Revolving Loan” has the meaning specified in Section 2.01(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC.

“Security Agreement” means the Security Agreement, made by the Borrower, its Non-MSB Subsidiaries and each other Person that shall be required to execute and deliver a Security Agreement or joinder thereto pursuant to Section 6.16 hereof.

“Security Documents” means, collectively, the Security Agreement (including any joinders thereto), the Pledge Agreement (including any joinders thereto), each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means any Hedging Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Swap Termination Value” means, in respect of any one or more Rate Management Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Management Agreements, (a) for any date on or after the date such Rate Management Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Rate Management Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Management Agreements (which may include the Lender or any Affiliate of the Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Sweep Agreement” means any investment and/or borrowing sweep agreement entered into between the Borrower and the Lender on or after the date hereof.

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“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $500,000.

“UCC” means the Uniform Commercial Code as in effect in the State of North Carolina; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of State of North Carolina, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted MSB Subsidiary” means Wyoming Financial Lenders, Inc., Express Pawn, Inc. and their respective Subsidiaries, and includes without limitation any direct or indirect Subsidiary of the Borrower or any of its Subsidiaries that is formed or acquired after the Closing Date and which meets the requirements of an MSB Entity.

“Waivers” shall mean, collectively, any and all Warehouseman’s Waivers, Landlord’s Waivers, Mortgagee’s Waivers and Agreements and Processing Facility Waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Lender, as amended, modified or supplemented from time to time.

1.02         Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, on a consolidated basis for the Borrower and its Non-MSB Subsidiaries solely (and, in all circumstances, shall exclude any and all results of operations of any of the Unrestricted MSB Subsidiaries for purposes of calculating and determining the financial covenants set herein and the accounting terms used herein) in accordance with GAAP as in effect from time to time, applied on a basis consistent (except (i) as provided above as it relates to the exclusion of the results of operations of the Unrestricted MSB Subsidiaries and (ii) for such changes approved or required by the Borrower’s independent public accountants) with the most recent financial statements of the Borrower delivered pursuant to Section 6.01(a); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend Article VII to eliminate the effect of any change in GAAP on the operation of any such covenant (or if the Lender notifies the Borrower that it wishes to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP requirements in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

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1.03         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Payment Office, unless otherwise indicated.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Commitments and Loans.

(a)          Revolving Credit Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period for the Revolving Credit Commitment, in an aggregate amount not to exceed at any time outstanding the amount of the Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Loan, the aggregate outstanding amount of all Revolving Loans plus any outstanding Letters of Credit (whether or not drawn) shall not exceed the Revolving Credit Commitment. Within the limits of the Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.03, and reborrow under this Section 2.01(a).

The Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans shall be evidenced by the records of the Lender and by the Revolving Credit Note. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

The Revolving Credit Commitment may include an investment and/or borrowing sweep feature on the terms and conditions of the Sweep Agreement, the terms of which are hereby incorporated in this Agreement by reference. The Sweep Agreement will remain in effect until such time (if any) as it is terminated in accordance with its terms.

(b)          Acquisition Facility Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make term loans (each such term loan, an “Acquisition Loan”) to the Borrower from time to time, on any Business Day during the Availability Period for the Acquisition Facility Commitment, in an aggregate amount not to exceed at any time outstanding the amount of the Lender’s Acquisition Facility Commitment; provided, however, that after giving effect to any Acquisition Loan, the aggregate outstanding principal amount of all Acquisition Loans shall not exceed the Acquisition Facility Commitment. Within the limits of the Acquisition Facility Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.03, and reborrow under this Section 2.01(b).

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The Borrower’s obligation to pay the principal of, and interest on, the Acquisition Loans shall be evidenced by the records of the Lender and by the Acquisition Notes; provided, however, that the aggregate amount of Acquisition Loans made by the Lender with respect to any Investment in any Eligible Portfolio Company shall be evidenced by a single Acquisition Note, and the Borrower shall execute an additional Acquisition Note for each Investment in an Eligible Portfolio Company financed under the Acquisition Facility Commitment. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Acquisition Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

To the extent that, on the last day of the Availability Period, there remains any amount available under the Acquisition Facility Commitment, the Acquisition Facility Commitment shall terminate on such date, and the Lender shall no longer be obligated to make Acquisition Loans to the Borrower thereafter.

2.02         Requests for Advances.

(a)          Revolving Loans. Except as otherwise set forth in any applicable Sweep Agreement, the Borrower shall give the Lender irrevocable telephonic notice of each requested Revolving Loan and, if requested by the Lender, promptly confirm such notice in a written Loan Notice on the date of the requested Revolving Loan. Each Loan Notice shall be irrevocable and shall specify: (i) the principal amount of the Revolving Loan and (ii) the proposed date of such Revolving Loan (which shall be a Business Day). Loan Notices received after 1:00 p.m. shall be deemed received on the next Business Day.

Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such borrowing is the initial advance under such Commitment, Section 4.01), the Lender shall make funds available to the Borrower by crediting the account of the Borrower on the books of the Lender with the amount of such funds; provided, however, that if, on the date that a request for advance is made by the Borrower, there are any amounts that have been drawn under a Letter of Credit, then the proceeds of such Revolving Loan, first, shall be applied to the payment in full of any outstanding amounts under such Letter of Credit in accordance with Section 2.12(a) hereof, and second, shall be made available to the Borrower as provided above.

(b)          Acquisition Loans. Each request for an Acquisition Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 1:00 p.m. on the date which is not less than 15 days prior to the requested date of the borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Loan Notice (whether telephonic or written) shall specify (i) which Eligible Portfolio Company (if more than one Eligible Portfolio Company is outstanding at such time) is to be financed with the proceeds of such Acquisition Loan, (ii) the related Acquisition Note (if such Acquisition Note is outstanding at such time) under which such Acquisition Loan is being requested or that an additional Acquisition Note will be delivered by the Borrower, (iii) the requested date of the borrowing (which shall be a Business Day) and (iv) the principal amount of Acquisition Loans to be borrowed on such day.

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Upon satisfaction of the applicable conditions set forth in Section 4.03, the Lender shall make funds available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

2.03         Prepayments.

(a)          Optional. The Borrower may (i) prepay Revolving Loans at any time and from time to time as directed any applicable Sweep Agreement, and (ii) upon notice to the Lender, at any time or from time to time voluntarily prepay Revolving Loans and Acquisition Loans in whole or in part without premium or penalty; provided that such notice must be received by the Lender not later than 1:00 p.m. on the date of prepayment of such Loan. Each such notice shall specify the date and amount of such prepayment and the Loan to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the Acquisition Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof in inverse order of maturity.

(b)          Mandatory. (i) If any Loan Party or any of its Subsidiaries (other than an Unrestricted MSB Subsidiary) Disposes of any property (other than any Disposition of any property permitted by Section 8.05) which results in the realization by such Person of Net Cash Proceeds in excess of $250,000 in the aggregate, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(i), at the election of the Borrower (as notified by the Borrower to the Lender on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 90 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Lender); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(i).

(ii)                  Upon the sale or issuance by any Loan Party or any of its Subsidiaries (other than an Unrestricted MSB Subsidiary) of any of its Equity Interests (other than any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iii)              Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries (other than an Unrestricted MSB Subsidiary) of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

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(iv)              Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries (other than an Unrestricted MSB Subsidiary), and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.03(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Lender on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 90 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(iv).

(v)                  Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied, first, ratably to each Acquisition Loan and to the principal repayment installments thereof in inverse order of maturity and, second, to the outstanding principal balance of the Revolving Credit Commitment.

(vi)              If for any reason (A) the aggregate face amount of all Letters of Credit issued and outstanding shall exceed the Letter of Credit Sublimit or (B) the aggregate outstanding amount of all Revolving Loans plus any outstanding Letters of Credit (whether or not drawn) at any time exceed the Revolving Credit Commitment at such time, the Borrower shall immediately prepay Revolving Loans and/or cash collateralize any outstanding Letters of Credit (whether or not draw) in an aggregate amount equal to such excess.

(vii)             If for any reason during the Availability Period the aggregate outstanding amount of all Acquisition Loans at any time exceed the Acquisition Facility Commitment at such time, the Borrower shall immediately prepay Acquisition Loans in an aggregate amount equal to such excess.

2.04         Termination or Reduction of Commitments.

(a)          Optional. The Borrower may, upon notice to the Lender, terminate the Revolving Credit Commitment, or from time to time permanently reduce the Revolving Credit Commitment; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $50,000.00 or any whole multiple of $5,000.00 in excess thereof and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding amount of all Revolving Loans would exceed the Revolving Credit Commitment.

(b)          Mandatory. The Acquisition Facility Commitment shall be automatically and permanently reduced to zero upon the expiration of the Availability Period.

2.05         Repayment of Loans.

(a)          Revolving Loans. The Borrower shall repay to the Lender the outstanding principal amount of all Revolving Loans (together with accrued and unpaid interest thereon) on the Maturity Date for the Revolving Credit Commitment, as supplemented by the Sweep Agreement (if any).

(b)          Acquisition Loans. The principal amount of each Acquisition Loan shall be due and payable in accordance with the provisions of the Acquisition Note evidencing such Acquisition Loan; provided, that (i) in no event shall the Maturity Date of any such Acquisition Loan be greater than five (5) years, (ii) the principal amount of such Acquisition Loan shall be repayable in equal monthly amounts necessary to fully amortize such Acquisition Loan over such period and (iii) the entire principal balance, together with all accrued and unpaid interest and any other charges, advances, and fees, if any, outstanding hereunder shall be due and payable in full on its Maturity Date.

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2.06         Interest; Default Rate; Late Fees.

(a)          Subject to the provisions of Section 2.06(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Rate plus the Applicable Margin for such Loan.

(b)           (i)                   If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the Lender’s option such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)              At the Lender’s option, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, the Borrower shall pay to the Lender a late payment fee of 5% of the payment amount, with a minimum fee of $20.00. After an Event of Default, the Borrower shall pay to the Lender a fixed charge of $25.00, or the Lender may, without notice, increase the interest rate or rates hereunder to the Default Rate to the fullest extent permitted by applicable laws.

(d)          Interest on each Revolving Loan shall be due and payable in arrears on the first (1st) day of each month commencing on May 1, 2016 and on the Maturity Date (subject to the terms of the Sweep Agreement (if any) with respect to Revolving Loans) applicable thereto and at such other times as may be specified herein. Interest on the principal amount of any Acquisition Loan shall be due and payable in accordance with the provisions of the Acquisition Note evidencing such Acquisition Loan. Interest hereunder shall be due and payable in accordance with the terms hereof (and, with respect to Acquisition Loans, the applicable Acquisition Notes) before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07         Fees.

(a)          Loan Fee. On or before the Closing Date, the Borrower will pay to the Lender (i) a non-refundable, fully earned loan fee with respect to the Revolving Credit Commitment in the amount of $15,000 and (ii) a non-refundable loan fee with respect to the Acquisition Facility Commitment in the amount of $45,000.

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(b)          Commitment Fee – Revolving Credit Commitment. The Borrower shall pay to the Lender a commitment fee equal to Applicable Commitment Fee Margin times the actual daily amount by which the Revolving Credit Commitment exceeds the sum of (i) the outstanding amount of Revolving Loans plus (ii) the face amount of all Letters of Credit issued and outstanding. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the 1st day of each calendar month, commencing on May 1, 2016, and on the last day of the Availability Period for the Revolving Credit Commitment; provided, that if the Lender continues to have any Revolving Loans and/or if Letters of Credit remain outstanding after the Availability Period, then the unused fee shall continue to accrue on the daily amount of such outstanding Revolving Loans; provided, further, that any commitment fees accruing after the Availability Period shall be payable on demand. The commitment fee shall be calculated monthly in arrears, and if there is any change in the Applicable Commitment Fee Margin during any month, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Margin separately for each period during such month that such Applicable Commitment Fee Margin was in effect.

(c)          Commitment Fee – Acquisition Facility Commitment. The Borrower shall pay to the Lender a commitment fee equal to Applicable Commitment Fee Margin times the actual daily amount by which the Acquisition Facility Commitment exceeds the sum of the outstanding amount of the Acquisition Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the 1st day of each calendar month, commencing on May 1, 2016, and on the last day of the Availability Period for the Acquisition Facility Commitment. The commitment fee shall be calculated monthly in arrears, and if there is any change in the Applicable Commitment Fee Margin during any month, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Margin separately for each period during such month that such Applicable Commitment Fee Margin was in effect.

2.08         Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09         Payments Generally. The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars. The Lender may in its discretion deduct such payments from the Borrower’s demand or deposit accounts with the Lender on the due date. All such payments shall be applied at the option of the Lender to charges, fees, accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Lender, in its sole discretion, shall elect. Upon the drawing of any Letter of Credit that has been cash collateralized, the funds held as cash collateral shall be applied (without any further action by or notice to or from the Borrower) to reimburse the Lender.

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2.10         Extension of Maturity Date in respect of Revolving Credit Commitment.

(a)          Requests for Extension. The Borrower may, by notice to the Lender not earlier than one year and not later than 35 days prior to the Maturity Date then in effect hereunder in respect of the Revolving Credit Commitment (the “Existing RCC Maturity Date”), request that the Lender extend the Maturity Date in respect of the Revolving Credit Commitment for an additional 364 days from the Existing RCC Maturity Date.

(b)          Notification by Lender. As soon as practicable after receipt of such request and all necessary information requested by the Lender to make such determination (but, in any event, no later than the date 30 days prior to the Existing RCC Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day)), the Lender shall notify the Borrower whether or not the Lender agrees to such extension. If (and only if) the Lender has agreed so to extend the Maturity Date, then, effective as of the Existing RCC Maturity Date, the Maturity Date in respect of the Revolving Credit Commitment shall be extended to the date falling 364 days after the Existing RCC Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

(c)          Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date in respect of the Revolving Credit Commitment pursuant to this Section shall not be effective unless:

(i)                   no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(ii)                  the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

2.11         Extension of Maturity Date in respect of Acquisition Facility Commitment.

(a)          Requests for Extension. The Borrower may, by notice to the Lender not earlier than one year and not later than 35 days prior to the Maturity Date then in effect hereunder in respect of the Acquisition Facility Commitment (the “Existing AFC Maturity Date”), request that the Lender extend the Maturity Date in respect of the Acquisition Facility Commitment for an additional 364 days from the Existing AFC Maturity Date.

(b)          Notification by Lender. As soon as practicable after receipt of such request and all necessary information requested by the Lender to make such determination (but, in any event, no later than the date 30 days prior to the Existing AFC Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day)), the Lender shall notify the Borrower whether or not the Lender agrees to such extension. If (and only if) the Lender has agreed so to extend the Maturity Date, then, effective as of the Existing AFC Maturity Date, the Maturity Date in respect of the Acquisition Facility Commitment of the Lender shall be extended to the date falling 364 days after the Existing AFC Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

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(c)          Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date in respect of the Acquisition Facility Commitment pursuant to this Section shall not be effective unless:

(i)                   no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(ii)                  the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

2.12         Letters of Credit.

(a)          Letter of Credit Commitment. From time to time during the period from the Closing Date to the thirtieth (30th) day preceding the Maturity Date for the Revolving Credit Commitment, subject to the further terms and conditions hereof, the Borrower may request that the Lender, in lieu of cash advances, issue Letters of Credit under the Revolving Credit Commitment; provided, however, that after giving effect to the face amount of such Letter of Credit, (x) the sum of the aggregate outstanding advances under the Revolving Credit Commitment and the aggregate face amount of all Letters of Credit issued and outstanding shall not exceed the Revolving Credit Commitment and (y) the aggregate face amount of all Letters of Credit issued and outstanding shall not exceed the Letter of Credit Sublimit. The availability of advances under the Revolving Credit Commitment shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). Upon a draw under any Letter of Credit, the Borrower shall immediately reimburse the Lender for such drawing under such Letter of Credit in accordance with the provisions of the Letter of Credit Documents. If (i) the Borrower shall not have immediately reimbursed the Lender for such drawing under such Letter of Credit, (ii) the Lender must for any reason return or disgorge such reimbursement or (iii) the Borrower is required to make a payment under Section 9.01 hereof and fails to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 9.01 hereof shall automatically be converted into an advance under the Revolving Credit Commitment which shall be made on the date of such drawing for all purposes of this Agreement. The Borrower’s obligation to reimburse the Lender with respect to each drawing under a Letter of Credit shall be absolute and unconditional.

(b)          Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of all Letter of Credit Documents required by the Lender and shall be governed by the terms of this Agreement and by the Letter of Credit Documents executed in connection therewith. Notwithstanding anything herein to the contrary, no Letter of Credit shall have an expiry date beyond twelve (12) months from date of issuance; provided, however, that in no event shall any Letter of Credit have an expiry date beyond the date that is 18 months after the Maturity Date (or, if such day is not a business day, the next preceding business day) (the “Final LC Maturity Date”). Each Letter of Credit will be issued in the Lender’s sole discretion and in a form acceptable to the Lender. The Borrower shall pay the Lender’s standard issuance fee on the face amount of each Letter of Credit upon issuance, together with such other customary fees, commissions and expenses therefor as shall be required by the Lender. This Agreement is not a pre-advice for the issuance of a letter of credit and is not irrevocable.

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(c)          Upon the request of the Lender, (i) if the Lender has honored any full or partial drawing request under any Letter of Credit and the Borrower shall not have repaid such drawing, or (ii) if, as of the expiration of the Availability Period, any Letter of Credit remains for any reason remains outstanding, the Borrower shall, in each case, immediately cash collateralize the then outstanding amount of all Letters of Credit outstanding. Section 9.02 sets forth certain additional events whereby the Borrower has to deliver cash collateral hereunder. For purposes of this Section 2.12(c) and Section 9.02, “cash collateralize” means to pledge and deposit with or deliver to the Lender as collateral for the Letters of Credit outstanding, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender (which documents are hereby consented to by the Lender). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender. If at any time the Lender determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Lender or that the total amount of such funds is less than the aggregate outstanding amount of all Letters of Credit outstanding, the Borrower will, forthwith upon demand by the Lender, pay to the Lender, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as cash collateral that the Lender determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable laws, to reimburse the Lender.

(d)          In the event of any conflict between the terms hereof and the terms of any Letter of Credit Document, the terms such Letter of Credit Document shall control.

ARTICLE III
YIELD PROTECTION AND ILLEGALITY

3.01         Illegality; Inability to Determine Rates

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(a)          If the Lender determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the LIBOR Rate, then the Lender shall give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the availability of the LIBOR Rate shall be suspended, and (ii) the interest rate for all amounts outstanding under the Loans shall be converted on the first Business Day of the next calendar month to a rate of interest per annum equal to the Base Rate plus the Base Rate Margin.

(b)          In addition, if the Lender shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any Change in Law or any change in the interpretation or administration thereof by a Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline, request or directive (whether or not having the force of Law) of any such Governmental Authority shall make it unlawful or impossible for the Lender to make or maintain or fund loans based on the LIBOR Rate, the Lender shall notify the Borrower. Upon receipt of such notice, until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer apply, (i) the availability of the LIBOR Rate shall be suspended, and (ii) the interest rate on all amounts outstanding under the Loans shall be converted to a rate of interest per annum equal to the Base Rate plus the Base Rate Margin either (A) on the first Business Day of the next calendar month, if the Lender may lawfully continue to maintain or fund loans based on the LIBOR Rate to such day, or (B) immediately if the Lender may not lawfully continue to maintain or fund loans based on the LIBOR Rate.

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3.02         Recovery of Additional Costs. The Borrower shall pay to the Lender, promptly upon demand therefor, for the Lender’s costs or losses arising from any Change in Law that are allocated to this Agreement or any Loan outstanding under this Agreement, which allocation shall be made by the Lender in its sole discretion, using any reasonable method and which costs include, without limitation, (a) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement) and (b) any capital requirements relating to the Lender’s assets and Loans.

3.03         Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions to Closing. The Lender shall not be obligated to make any Acquisition Loan, the initial advance under the Revolving Credit Commitment or issue any Letter of Credit until the Borrower shall have satisfied the following conditions (provided that funding of either Loan hereunder shall evidence such satisfaction or waiver of such conditions):

(a)          The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)            counterparts of this Agreement, the Notes and the Guaranty Agreement signed on behalf of each party thereto (other than the Lender);

(ii)           counterparts of the Security Documents signed on behalf of each applicable Loan Party, together with the following:

(A)         certificates representing all the outstanding Equity Interests of each Subsidiary owned by or on behalf of any Loan Party as of the Closing Date, and any appropriate powers and instruments of transfer, endorsed in blank, with respect to such certificates;

(B)         all documents and instruments, including UCC financing statements and certificates of title, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(C)         the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in jurisdictions satisfactory to the Lender, copies of the financing statements (or similar documents) disclosed by such search and evidence satisfactory to the Lender that the Liens indicated by such financing statements (or similar documents) are permitted by Section 8.02 or have been released; and

(D)         evidence that all other action that the Lender may deem necessary or desirable in order to perfect the Liens created under the Security Documents has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and Waivers and consent agreements);

(iii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

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(iv)          such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of Malson LLP, counsel to the Loan Parties, addressed to the Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi)          a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii)         evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Lender, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral; and

(viii)        a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended December 31, 2015, signed by chief executive officer, chief financial officer, treasurer or controller of the Borrower; and

(ix)           such other instruments, documents and opinions as may be set forth in the closing checklist delivered to the Borrower in connection with this Agreement or as the Lender shall reasonably require to evidence and secure the Loans, to comply with the provisions hereof and the requirements of regulatory authorities to which the Lender is subject, all of which, including those referred to above in this Section 4.01 shall be satisfactory in form, content and substance to the Lender.

(b)          All fees required to be paid to the Lender on or before the Closing Date shall have been paid.

(c)          Unless waived by the Lender, the Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d)          The Lender shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender, and shall have been given such access to the management records, books of account, contract and properties of the Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested.

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4.02         Conditions to All Extensions of Credit. The obligation of the Lender to make any Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Loan or Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.04(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)          No Default shall exist, or would result from the making of such proposed Loan or issuance of such Letter of Credit or from the application of the proceeds thereof.

(c)          The Lender shall have received a Loan Notice or such Letter of Credit Documents (as applicable) in accordance with the requirements hereof.

(d)          The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.

Each request for any Loan or the issuance of any Letter of Credit (including any Revolving Loan pursuant to any applicable Sweep Agreement, which Revolving Loans may be made until the Borrower advises the Lender in writing that such Revolving Loans should not be made) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) and, to the extent applicable to an Acquisition Loan, Section 4.03 have been satisfied on and as of the date of the applicable Loan or Letter of Credit.

4.03         Conditions to Extension of Acquisition Loans. The obligation of the Lender to make the initial disbursement of any Acquisition Loan evidenced by an Acquisition Note for an Investment in any Eligible Portfolio Company is subject to the satisfaction of the following conditions:

(a)          All conditions of the preceding Sections 4.02(a) and (b) shall continue to be met.

(b)          Without limiting the generality of clause (a) above, the Borrower shall have complied with the requirements of Section 8.03 with respect to such Investment in any such Eligible Portfolio Company.

(c)          The Lender shall have received a Loan Notice in accordance with the requirements hereof.

(d)          The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01         Existence; Power. Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to carry on its business as now conducted, and (iii) except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business, and is in good standing or in existence (as the case may be under applicable Law), in each jurisdiction where such qualification is required.

5.02         Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s corporate, partnership or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate, partnership or limited liability company, as applicable, and if required, shareholder, member, or partner action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.03         Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable Law or the Organizational Documents of such Person or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on such Person or any of its assets or give rise to a right thereunder to require any payment to be made by such Person and (d) will not result in the creation or imposition of any Lien on any asset of such Person, except Liens permitted under Section 8.01.

5.04         Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)          The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated December 31, 2015, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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5.05         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.05 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.05.

5.06         Compliance with Laws and Agreements; No Default. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Material Agreement that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby.

5.07         Title to Assets. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 8.01, and as otherwise permitted by Section 8.01.

(b)          Schedule 5.07(b) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries having a fair market value of $250,000 or more, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(c)          (i) Schedule 5.07(c)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee with an annual rent of $250,000 or more, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii)                  Schedule 5.07(c)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor with an annual rent of $250,000 or more, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(d)          Schedule 8.03 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

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5.08         Environmental Matters. (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; except as set forth in the environmental reports listed in Schedule 5.08(b) copies of which have been provided to the Lender, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; except as set forth in the environmental reports listed in Schedule 5.08(b) copies of which have been provided to the Lender, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)          Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.09         Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.10         Taxes. Each of the Borrower and its Subsidiaries and each other Person for whose taxes the Borrower could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which such party has set aside on its books adequate reserves. The charges, accruals and reserves on the books of each of the Borrower and its Subsidiaries in respect of such taxes are adequate in such party’s reasonable commercial discretion, and no tax liabilities that could be materially in excess of the amount so provided are anticipated. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

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5.11         ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)          There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.12         Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12 (and if such Subsidiary is also an Unrestricted MSB Subsidiary, it is designated as such on such Schedule) and all of the outstanding Equity Interests in such Persons have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except those created under the Security Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and non-assessable. Set forth on Part (d) of Schedule 5.12 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

5.13         Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b)          None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

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5.14         Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.15         Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of each Loan Party’s assets, individually and together with its Subsidiaries on a consolidated basis, will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Loan Party, individually and together with its Subsidiaries on a consolidated basis, will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) no Loan Party, individually and together with its Subsidiaries on a consolidated basis, will have unreasonably small capital for the business in which it is engaged..

5.16         Security Documents. The provisions of the Security Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 8.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.17         Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Subsidiary to:

6.01         Financial Statements and Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)          as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (or if earlier, within 5 days after the date required to be filed by the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2015), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a certified public accounting firm of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

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(b)          as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or if earlier, within 5 days after the date required to be filed by the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2016), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(c)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2016), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(d)          as soon as available, but in any event at least 15 days before the end of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

(e)          concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2016), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(f)          promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Non-MSB Subsidiary, or any audit of any of them;

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(g)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(h)          promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Non-MSB Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 6.01;

(i)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Non-MSB Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any such Person;

(j)          promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any Non-MSB Subsidiary with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(k)          promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.02         Notices. Promptly notify the Lender:

(a)          of the occurrence of any Default;

(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Agreement of any Loan Party or any Non-MSB Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any such Person and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any such Person, including pursuant to any applicable Environmental Laws;

(c)          of the occurrence of any ERISA Event;

(d)          of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary; and

(e)          of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iv).

Each notice pursuant to Section 6.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

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6.03         Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.04         Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.05         Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.06         Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Lender of termination, lapse or cancellation of such insurance.

6.07         Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08         Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

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6.09         Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours up to two times per year (unless an Event of Default has occurred and continuing), upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10         Use of Proceeds. Use the proceeds of the Revolving Loans and Letters of Credit only for temporary working capital needs, capital expenditures and for other general corporate purposes and to refinance a portion of existing Indebtedness to River City Equity, Inc. on the Closing in an amount not to exceed $750,000.00; provided, however, that no proceeds of the Revolving Loans shall be used to fund the operations of any Unrestricted MSB Subsidiary. Use the proceeds of Acquisition Loans to refinance existing Indebtedness to River City Equity, Inc. and / or East West Bank on the Closing Date and, thereafter, for Investments in Eligible Portfolio Companies only; provided, however, that no proceeds of the Acquisition Loans shall be used to fund the acquisition of any MSB Entity or any assets of any MSB Entity. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

6.11         Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.12         Deposit Accounts. Cause the Borrower and its Non-MSB Subsidiaries (subject to the exceptions herein) to maintain its primary deposit accounts with the Lender. Notwithstanding the foregoing, (a) AlphaGraphics, Inc. shall have 90 days from Closing to transition all of its deposit accounts to Lender and (b) PQH Wireless, Inc. shall not be required to maintain their store operating accounts with Lender (collectively, the “Retail Store Deposit Accounts”) and shall be permitted to keep the existing disbursement/control account in which such Retail Store Deposit Accounts are deposited (the “Concentration Account”, which is maintained by Borrower on their behalf), subject to a deposit account control agreement in favor of Lender and in form and substance acceptable to Lender. The Borrower and its Non-MSB Subsidiaries shall have 30 days from the Closing to cause the Concentration Account to be subject to such deposit account control agreement. In furtherance of the foregoing, the Borrower shall cause PQH Wireless, Inc. to implement such processes and cash management systems with the depositary institutions for the Retail Store Deposit Accounts and the Concentration Account to ensure that deposits in the Retail Store Deposit Accounts shall be transferred to the Concentration Account on a regular basis consistent with past practices and customs but, in any event, no less frequently than monthly.

6.13         Material Agreements. Perform and observe all the terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Agreement, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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6.14         Information Regarding Collateral. Each of the Borrower and its Non-MSB Subsidiaries (as applicable) will furnish to the Lender prompt written notice of any change (i) in its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or corporate structure or (iv) in its Federal Taxpayer Identification Number. Each of the Borrower and its Non-MSB Subsidiaries agrees not to effect or permit any change referred to in the preceding sentence unless any such change is permitted under this Agreement and all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral or unless the Lender has consented to such change. Each of the Borrower and its Non-MSB Subsidiaries (as applicable) also agrees to promptly notify the Lender if any material portion of the Collateral is damaged or destroyed.

6.15         Further Assurances.

(a)          Cause each Loan Party and its Non-MSB Subsidiaries to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may reasonably be required under any applicable law, or which the Lender may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. Each Loan Party and its Non-MSB Subsidiaries also agrees to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)          Notify the Lender if any material assets (including any real property or improvements thereto or any interest therein) are acquired by any of the Borrower and its Non-MSB Subsidiaries after the Closing Date (other than assets constituting Collateral under the Security Agreement that have become subject to the Liens granted under such Security Documents upon acquisition thereof), and, if requested by the Lender, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Borrower.

6.16         Additional Collateral.

(a)          With respect to any property acquired after the date hereof by the Borrower or any Loan Party that is a Subsidiary of the Borrower (other than (x) any property described in Sections 6.16(b), (c) or (d), (y) any property subject to a Lien expressly permitted by Section 8.01 and (z) property acquired by any Foreign Subsidiary) as to which the Lender does not have a perfected lien, promptly (i) execute and deliver to the Lender such amendments to the Security Documents (as applicable) and such other documents as the Lender deems necessary or advisable to grant to the Lender a security interest in such property and (ii) take all actions necessary or advisable to grant to the Lender a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Lender.

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(b)          With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $250,000 acquired after the date hereof by the Borrower or any Loan Party that is a Subsidiary of the Borrower (other than (x) any such real property subject to a Lien expressly permitted by Section 8.01 and (z) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority mortgage instrument, in favor of the Lender covering such real property, (ii) if requested by the Lender, provide the Lender with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Lender) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Lender in connection with such mortgage instrument, each of the foregoing in form and substance reasonably satisfactory to the Lender and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(c)          With respect to any new Subsidiary (other than an Unrestricted MSB Subsidiary or a Foreign Subsidiary) created or acquired after the date hereof by the Borrower or any Loan Party that is a Subsidiary of the Borrower (which, for the purposes of this Section 6.17(c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary and any existing Unrestricted MSB Subsidiary that ceases to be an Unrestricted MSB Subsidiary), promptly (i) execute and deliver to the Lender a joinder and/or supplement (as the case may be) to the Guaranty Agreement and the applicable Security Documents, pursuant to which it shall join the Guaranty and the Security Documents to which each of the Guarantors is a party and such other documents as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the equity interests of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Lender the certificates, if any, representing such Equity Interests, together with, if applicable, undated stock powers, in blank, executed and delivered by a duly authorized officer of such Person, (iii) cause such new Subsidiary (A) to take such actions necessary or advisable to grant to the Lender a perfected first priority security interest in the Collateral described in the applicable Security Documents with respect to such new Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by such Security Documents or by law or as may be requested by the Lender and (C) to deliver to the Lender a certified copy of the Organizational Documents of such Subsidiary, and a certified copy of all documents authorizing such Subsidiary’s execution, delivery and performance of the Guaranty Agreement and the Security Documents to which it is a party, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(d)          With respect to any new Foreign Subsidiary that is a Subsidiary created or acquired after the date hereof by the Borrower or any Loan Party that is a Subsidiary of the Borrower, promptly (i) execute and deliver to the Lender such amendments to the Security Documents and such other documents as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the Equity Interests of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Equity Interests of any such new Subsidiary be required to be so pledged), (ii) deliver to the Lender the certificates, if any, representing such Equity Interests, together with, if applicable, undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the opinion of the Lender, desirable to perfect the Lender’s security interest therein, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

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6.17         Unrestricted MSB Subsidiaries. Notwithstanding anything to the contrary set forth herein, the Borrower shall ensure that the operations of each Unrestricted MSB Subsidiary remain entirely independent from the operations of the Borrower and its Non-MSB Subsidiaries; provided, however, that the Unrestricted MSB Subsidiaries and PQH Wireless, Inc. and its Subsidiaries shall be permitted to continue to share those existing locations that are currently shared as of the Closing Date, so long as rent will be prorated for each Subsidiary and funds will be accounted separately for on each Subsidiary’s books. In addition, no funds of any Unrestricted MSB Subsidiary shall be deposited or maintained in any accounts with the Lender at any time.

ARTICLE VII
FINANCIAL COVENANTS

So long as the Lender shall have any Commitment hereunder and/or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not:

7.01         Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 2.25 to 1.

7.02         Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.15 to 1.

ARTICLE VIII
NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Non-MSB Subsidiary to, directly or indirectly:

8.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Borrower or any of its Non-MSB Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)          Liens pursuant to any Loan Document and any other Liens in favor of the Lender;

(b)          Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.02(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.02(c);

(c)          Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

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(d)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)          pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h); and

(i)                   Liens securing Indebtedness permitted under Section 8.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

8.02         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness of a Non-MSB Subsidiary of the Borrower owed to the Borrower or a wholly-owned Non-MSB Subsidiary of the Borrower, which Indebtedness shall (i) on terms (including subordination terms) acceptable to the Lender and (ii) be otherwise permitted under the provisions of Section 8.03; provided, however, that any Indebtedness of a Non-MSB Subsidiary that is providing a limited Guaranty under the Guaranty Agreement to the Borrower or a wholly-owned Non-MSB Subsidiary of the Borrower, shall be evidenced by a promissory note and security agreement (granting a blanket liens on the assets of such Subsidiary) substantially in the form of Exhibit D attached hereto (each, an “Intercompany Note & Security Agreement”), that has been delivered to Lender either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Non-MSB Subsidiary(ies) that are the payee(s) on such note and for which the holder thereof has filed a UCC Financing Statement to perfect the lien granted under such Intercompany Note & Security Agreement or has authorized the Lender to make such filing on its behalf;

(b)          Indebtedness under the Loan Documents and any other Indebtedness to the Lender;

(c)          Indebtedness outstanding on the date hereof and listed on Schedule 8.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

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(d)          Guaranties of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor; and

(e)          Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000.

8.03         Investments. Make or hold any Investments, except:

(a)          Investments held by the Borrower and its Non-MSB Subsidiaries in the form of Cash Equivalents;

(b)          advances to officers, directors and employees of the Borrower and Non-MSB Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)          (i) Investments by the Borrower and its Non-MSB Subsidiaries in their respective Non-MSB Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Non-MSB Subsidiaries in Loan Parties and (iii) Investments by the Borrower in the Unrestricted MSB Subsidiaries outstanding (and limited to such amounts as in existence on) the date hereof (it being understood and agreed that none of the Borrower or its Non-MSB Subsidiaries shall make any further Investments in the Unrestricted MSB Subsidiaries);

(d)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)          Guaranties permitted by Section 8.02; provided, that neither the Borrower nor any Non-MSB Subsidiary shall guaranty or provide any security for Indebtedness of an Unrestricted MSB Subsidiary;

(f)          Investments existing on the date hereof and set forth on Schedule 8.03;

(g)          unless otherwise approved by the Lender in writing, the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Non-MSB Subsidiaries (including as a result of a merger or consolidation) (each such Person that meets the requirements of this Section 8.03(g) is an “Eligible Portfolio Company”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 8.03(h):

(i)                   any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.16;

(ii)                  in no event shall the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired include any (A) “payday” stores, other “payday” lending products, retail pawn stores and related pawn loan products and any other similar lines of business conducted by any Unrestricted MSB Subsidiary and (B) any other line or lines of business in which the Lender would be prohibited from investing pursuant to applicable Law or the Lender’s internal investment and/or credit policies in effect from time to time (as determined by the Lender in its sole discretion), including without limitation any MSB Entity;

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(iii)              such purchase or other acquisition shall be consummated in accordance with all applicable Laws and shall not be by means of a hostile takeover, hostile tender offer or other similar hostile transaction;

(iv)              such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Non-MSB Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Non-MSB Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(v)                  (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Non-MSB Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Article VII, such compliance to be determined on the basis of the financial information most recently delivered to the Lender pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(vi)              the Borrower shall deliver to the Lender at least five (5) Business Days before the consummation of the Investment in such Eligible Portfolio Company copies of any agreements entered into or proposed to be entered into by the Borrower, any Loan Parties and such other Person(s) in connection with such Eligible Portfolio Company and shall deliver to the Lender such other information about such Person or its assets as any Bank may reasonably require; and

(vii)             the Borrower shall have delivered to the Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Lender, certifying that all of the requirements set forth in this clauses (i) through (vii) above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

8.04         Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)          any Non-MSB Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Non-MSB Subsidiaries, provided that when any Loan Party is merging with another Non-MSB Subsidiary, (A) such Loan Party shall be the continuing or surviving Person and (B) if two or more Loan Parties are merging and one or more of such Loan Parties is providing a limited Guaranty under the Guaranty Agreement, then the continuing or surviving Person shall be the Loan Party that has provided an unlimited Guaranty under the Guaranty Agreement or, if both such Loan Parties are providing limited Guaranties, then the continuing or surviving Person shall be the Loan Party who is providing a greater limited Guaranty under the Guaranty Agreement;

(b)          any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

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(c)          any Non-MSB Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Non-MSB Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)          in connection with any acquisition permitted under Section 8.03(g), any Non-MSB Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Non-MSB Subsidiary of the Borrower, (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person and (iii) such other Person is not or would not become upon the closing of such transaction an Unrestricted MSB Subsidiary; and

(e)          so long as no Default has occurred and is continuing or would result therefrom, any Non-MSB Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation, (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation and (iii) such other Person is not or would not become upon the closing of such transaction an Unrestricted MSB Subsidiary.

8.05         Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          Dispositions of inventory in the ordinary course of business;

(c)          Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)          Dispositions of property by any Non-MSB Subsidiary to the Borrower or to a wholly-owned Non-MSB Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)          Dispositions related to closures of unprofitable or underperforming retail locations by PQH Wireless, Inc., the Unrestricted MSB Subsidiaries or any other retail businesses acquired by Borrower or any of its Non-MSB Subsidiaries in the future; provided, that the Net Cash Proceeds thereof are applied to the prepayment of the Loans in accordance with the provision of Section 2.03(b);

(f)          Dispositions permitted by Section 8.04; and

(g)          Dispositions by Borrower of its Equity Interests in Unrestricted MSB Subsidiaries.

provided, however, that any Disposition pursuant to Section 8.05(a) through Section 8.05(e) shall be for fair market value.

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8.06         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)          each Non-MSB Subsidiary may make Restricted Payments to its shareholders or unit holders (including Borrower), any Non-MSB Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Non-MSB Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)          the Borrower and each Non-MSB Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)          so long as no Event of Default exists or would occur as a result thereof, the Borrower and each Non-MSB Subsidiary may make Restricted Payments necessary to effect buybacks of Equity Interest in such Person pursuant to employment agreements or shareholder agreements applicable to the Borrower or such Non-MSB Subsidiary in an aggregate amount not to exceed $500,000 in any fiscal year;

(d)          except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.03(b)(ii), the Borrower and each Non-MSB Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(e)          the Borrower may declare or pay cash dividends to its stockholders solely out of net income of the Borrower, its Non-MSB Subsidiaries and its Unrestricted MSB Subsidiaries arising after March 31, 2016; provided, that (i) there are no outstanding Revolving Loans or unpaid interest thereon at such time, (ii) immediately before and immediately after giving pro forma effect to such cash dividends, no Default shall have occurred and be continuing and (iii) immediately after giving effect to such cash dividends, the Borrower and its Non-MSB Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Article VII, such compliance to be determined on the basis of the financial information most recently delivered to the Lender pursuant to Section 6.01(a) or (b); and

(f)          the Borrower may issue and sell its common Equity Interests, so long as the Net Cash Proceeds thereof are applied to the repayment of Loans pursuant to Section 2.03(b)(ii).

8.07         Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Non-MSB Subsidiaries on the date hereof or any business substantially related or incidental thereto, except through the acquisition of an Eligible Portfolio Company.

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8.08         Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Non-MSB Subsidiary as would be obtainable by the Borrower or such Non-MSB Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties. As of the Closing Date, Schedule 8.08 sets forth certain agreements between the Borrower, one or more of its Non-MSB Subsidiaries and one or more Affiliates of the Borrower (collectively, the “Affiliate Agreements”), which the Borrower represents and warrants to the Lender that such Affiliate Agreements are on fair and reasonable terms that such Person could obtain in a comparable arm’s length transaction with a Person other than an Affiliate. Neither the Borrower nor any of its Non-MSB Subsidiaries will amend, modify or supplement any such Affiliate Agreement or provision thereof in any manner, except for such amendments, modifications or supplements that are on fair and reasonable terms that such Person could obtain in a comparable arm’s length transaction with a Person other than an Affiliate.

8.09         Restrictive Agreements. Enter into or permit to exist any Material Agreement (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Non-MSB Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Non-MSB Subsidiary becomes a Non-MSB Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Non-MSB Subsidiary of the Borrower, (ii) of any Non-MSB Subsidiary to Guaranty the Indebtedness of the Borrower or (iii) of the Borrower or any Non-MSB Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

8.10         Amendments of Organizational Documents; Management Agreement. Amend any of its Organizational Documents or amend the Management Agreement in any manner that would result in an increase in any payments to BCM thereunder, without the prior written consent of the Lender; provided, however, that within forty-five (45) days of the Closing Date, Borrower may amend its Organizational Documents to convert from a Minnesota corporation to a Delaware corporation in accordance with all applicable requirements of Minnesota and Delaware law (the “Conversion”) if (i) no Event of Default exists under the Loan Documents at the time of such Conversion, (ii) the Borrower promptly provides (a) any and all amendments and/or restatements to the Borrower’s Organizational Documents executed and/or entered into in accordance with such Conversion (including a certified copies of all documents filed with the Minnesota and/or Delaware Secretary of State), (b) all information necessary for the Lender to prepare and file such UCC Financing Statements and/or amendments as the Lender deems appropriate to reflect the Conversion (c) any and all other documentation and related information reasonably requested by the Lender with respect to the Conversion. In furtherance of the foregoing, upon the effectiveness of the Conversion, each reference to “Western Capital Resources, Inc., a Minnesota corporation”, in the Loan Documents shall automatically be deemed to refer to “Western Capital Resources, Inc., a Delaware corporation”, without further action of any of the parties.

8.11         Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

8.12         Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 8.02 and refinancings and refundings of such Indebtedness in compliance with Section 8.02(g).

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8.13         Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 8.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 8.02(g).

8.14         Management & Board Fees. Make any payment (a) of management fees or any similar fees to any Person other than in accordance with the terms of the Management Agreement and (b) to board members and chairpersons who provide management, oversight and guidance to Subsidiaries on behalf of the Borrower in an aggregate amount not to exceed $750,000 in any calendar year. Notwithstanding the foregoing, Borrower shall be permitted to receive management fees from its Subsidiaries without limitation.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01         Events of Default. Any of the following shall constitute an Event of Default:

(a)          The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any amounts owed under any Letters of Credit or deposit any funds as cash collateral in respect of any Letters of Credit that are issued and outstanding, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any amounts owed under any Letter of Credit, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document or (iv) pay on the due date thereof any amount of any other Obligations owed to the Lender pursuant to any other document now or in the future evidencing or securing any such Obligations; or

(b)          The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.04, 6.09, 6.10, 6.12, 6.16, 6.17, 6.19 or Article VII or Article VIII; or

(c)          Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)          Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)          (i) Any Loan Party or any Non-MSB Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty (other than Indebtedness hereunder and Indebtedness under Rate Management Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, unless cured within 5 days of receiving notice, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Rate Management Agreement an Early Termination Date (as defined in such Rate Management Agreement) resulting from (A) any event of default under such Rate Management Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Rate Management Agreement) or (B) any Termination Event (as so defined) under such Rate Management Agreement as to which a Loan Party or any Non-MSB Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Non-MSB Subsidiary as a result thereof is greater than the Threshold Amount; or

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(f)          Any Loan Party or any Non-MSB Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)          (i) Any Loan Party or any Non-MSB Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)          There is entered against any Loan Party or any Non-MSB Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                   (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)          Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

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(k)          There occurs any Change of Control; or

(l)          Any Security Document after delivery thereof pursuant to Section 4.01 or 6.16 shall for any reason (other than pursuant to the terms thereof or other than as a result of the Lender’s direct action or failure to act) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 8.01) on the Collateral purported to be covered thereby.

9.02         Remedies upon Event of Default. Upon the occurrence of any one or more of the Events of Default, at the Lender’s option, all obligations on the Lender’s part to make the Loan or issue Letters of Credit, or to make any further disbursements hereunder shall cease and terminate, and the Loan and all sums then or thereafter due under any and all of the Loan Documents shall thereupon become immediately due and payable. In addition, the Lender at its option may require the Borrower to, and the Borrower shall thereupon, cash collateralize the then outstanding amount of all Letters of Credit outstanding (in an amount equal to the then outstanding amount thereof). Without limitation of the foregoing, upon the occurrence of an Event of Default described in subsections (f) or (g) of Section 9.01 of this Agreement, the Lender’s obligation to make advances under the Commitments shall automatically terminate and the Loans and all other Obligations of the Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, and the Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Upon the occurrence of an Event of Default, Lender may (a) set off the amounts due Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower and (b) enforce any or all of its rights hereunder or under any other Loan Documents, or at law or in equity.

ARTICLE X
MISCELLANEOUS

10.01         Waivers; Amendments.

(a)          No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing among the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)          No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by such Loan Party and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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10.02         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Western Capital Resources, Inc.
11550 “I” Street, Suite 150
Omaha, NE 68137
Attention:

To the Lender:	Fifth Third Bank
31 South Main Street
Greenville, SC 29601
Attention: Portfolio Management

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender pursuant to Article II shall not be effective until actually received by the Lender at its address specified in this Section 10.02.

(b)          Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

10.03         Expenses; Indemnification.

(a)          The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)          The Borrower shall indemnify the Lender and each Related Party of the Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Environmental Liability related in any way to the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that no Borrower shall be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)          The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(e)          All amounts due under this Section shall be payable promptly after written demand therefore.

(f)          Each reference in this Agreement or any other Loan Document to any fees, expenses or disbursements of attorneys for or counsel to Lender shall be deemed to mean fees, expenses or disbursements actually incurred at standard hourly rates without reference to any statutory presumption or percentage, including, without limitation, N.C.G.S. Section 6-21.2 or any successor statute.

10.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)          The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Revolving Credit Commitment, the Acquisition Facility Commitment and the Loans at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed and it being understood that the Borrower shall be deemed to be acting reasonably in withholding its consent to an assignment resulting in any material increased cost or obligation to the Borrower) to any assignment, except an assignment to an Affiliate of the Lender, assignment arising out of the sale of all or substantially all of the assets or of a portfolio of Lender or during the occurrence and continuation of an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrower shall make appropriate arrangements to have new Notes issued to reflect such assignment.

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(c)          The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement; provided, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s and the Borrower’s rights and obligations under this Agreement and the other Loan Documents.

(d)          The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.05         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of North Carolina.

(b)          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Western District of North Carolina, and of any state court of the State of North Carolina located in Mecklenburg County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)          The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.06         WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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10.07         Right of Setoff; Payment Set Aside.

(a)          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)          To the extent that any payment by or on behalf of the Borrower is made to the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.08         Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

10.09         Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment or the Acquisition Facility Commitment has not expired or terminated. The provisions of Section 10.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

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10.10         Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.

10.12         Confidentiality. Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents, whether before or after the Closing Date, confidential in accordance with Lender’s customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to its Affiliates and to its and its Affiliate’s employees, representatives and agents; provided, that such Persons are informed of the confidential nature of such information and instructed to keep such information confidential, (b) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section or (ii) available to Lender on a non-confidential basis from a source other than the Borrower or any other Loan Party; provided, that such information was not furnished by a source known by it to be prohibited from disclosing such information by contractual, legal or fiduciary obligation to the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or any other regulatory authority purporting to have jurisdiction over it, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (e) to current or prospective assignees, participants and contractual counterparties in any Rate Management Agreement permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 10.12. Notwithstanding any other provision in this Agreement, Lender hereby agrees that the Borrower (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Loans and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

10.13         USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Person and other information that will allow the Lender to identify each such Person in accordance with the Act.

[SIGNATURES ON THE FOLLOWING PAGE]

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WITNESS the due execution hereof as a document under seal, as of the date first written above.

WESTERN CAPITAL RESOURCES, INC.

By:	/s/ John Quandahl	(SEAL)
Name:	John Quandahl
Title:	CEO

FIFTH THIRD BANK

By:	/s/ Charles Arndt
Name:	Charles Arndt
Title:	Senior Vice President

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

To:	FIFTH THIRD BANK

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April __, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between WESTERN CAPITAL RESOURCES, INC., a Minnesota corporation (the “Borrower”), and FIFTH THIRD BANK.

The undersigned hereby requests (select one):

☐ A borrowing of a Revolving Loan

☐ A borrowing of an Acquisition Loan

1.          On _____________________________________________ (a Business Day).

2.          In the amount of $_______________

[The Revolving Loan requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement.]1[The Acquisition Loan requested herein complies with the proviso to the first sentence of Section 2.02(a) of the Agreement.]2

The Borrower hereby represents and warrants that the conditions specified in Sections [4.02(a) and (b)] 3 [4.03(a) and (b)] 4shall be satisfied on and as of the date of the applicable Loan.

WESTERN CAPITAL RESOURCES, INC.

By:	(SEAL)
Name:
Title:

1         Include this sentence in the case of a Revolving Loan.

2         Include this sentence in the case of an Acquisition Loan.

3         Include these Section references in the case of a Revolving Loan.

4         Include these Section references in the case of an Acquisition Loan.

EXHIBIT B-1

FORM OF

REVOLVING CREDIT NOTE

$3,000,000.00	April __, 2016

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to FIFTH THIRD BANK, an Ohio banking corporation (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April __, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), between the Borrower and the Lender.

The Borrower promises to pay (i) interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement and (ii) the principal amount of each Revolving Loan in such amounts and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Payment Office in accordance with the provisions of the Loan Agreement, the terms of which are incorporated herein by reference. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits set forth in the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of any and all Security Documents and other Loan Documents executed in connection with the Credit Agreement and securing the Borrower’s obligations thereunder. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

WESTERN CAPITAL RESOURCES, INC.

By:	(SEAL)
Name:
Title:

EXHIBIT B-2

FORM OF

ACQUISITION NOTE

$_______________.00	_____________ ___, 201__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to FIFTH THIRD BANK, an Ohio banking corporation (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of $____________ as may be provided to the Borrower by the Lender in accordance with the provisions made by the Lender to the Borrower under that certain Credit Agreement, dated as of April __, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), between the Borrower and the Lender.

The Borrower promises to pay (i) interest on the unpaid principal amount of the Acquisition Loan made under this Acquisition Note from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement and this Acquisition Note and (ii) the principal amount of the Acquisition Loan made under this Acquisition Note in such amounts and at such times as provided in the Credit Agreement and this Acquisition Note.

Payments of Principal and Interest.5 In addition to any payments of principal or interest required to be made by the Borrower pursuant to and in accordance with the provisions of the Credit Agreement, the Borrower promises to pay (i) the principal amount of the Acquisition Note made under this Acquisition Note in equal consecutive monthly installments in the amount of $______________ each, commencing on ___________ ___, 201__, and continuing on the ____ day of each month thereafter, and a final installment of all outstanding principal on _____________, 20__6 (the “Maturity Date”) and (ii) interest on the unpaid principal amount of the Acquisition Loan made under this Acquisition Note in arrears on the ___ day of each month commencing on _________ __, 201__ and on the Maturity Date and at such other times as may be specified in the Credit Agreement. Any outstanding principal and accrued interest shall be due and payable in full on the Maturity Date.

All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Payment Office in accordance with the provisions of the Loan Agreement, the terms of which are incorporated herein by reference. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Acquisition Note is entitled to the benefits set forth in the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Acquisition Note is also entitled to the benefits of any and all Security Documents and other Loan Documents executed in connection with the Credit Agreement and securing the Borrower’s obligations thereunder. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Acquisition Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.

5 Principal and interest payments to commence on the day of the immediately following month that corresponds with the date of this Acquisition Note (or if none, the last day of such immediately following month). The monthly principal payment will be an amount equal to the face amount of this Acquisition Note divided by the total number of months from the date of such Acquisition Note to its Maturity Date.

6 Maturity Date to be such term (not to exceed 60 months from date of Acquisition Note), as requested by the Borrower and subject to the Lender’s approval in its sole discretion.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Acquisition Note.

THIS ACQUISITION NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

WESTERN CAPITAL RESOURCES, INC.

By:	(SEAL)
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________, ____

To:        FIFTH THIRD BANK

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April __, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among WESTERN CAPITAL RESOURCES, INC., a Minnesota corporation (the “Borrower”), and FIFTH THIRD BANK (the “Lender”).

The undersigned Responsible Officer7 hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

Attached hereto as Schedule 1 are (i) the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[7]	This certificates should be from the chief executive officer or treasurer of the Borrower.

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

1.          The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.04 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

2.          The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

3.          Without limiting the generality of the foregoing, the Borrower and its Non-MSB Subsidiaries have fully complied with the provisions of Sections 6.17 and 8.03(c) and (e) of the Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________________, _______.

WESTERN CAPITAL RESOURCES, INC.

By:	(SEAL)
Name:
Title:

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.           Section 7.01 – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date	$______

B.	Consolidated EBITDA for Subject Period (Line II.A.10 below):	$______

C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):	____ to 1

Maximum permitted:	2.25 to 1

II.          Section 7.02 – Consolidated Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):	$______

1.	Consolidated Net Income for Subject Period:	$______

2.	Consolidated Interest Charges for Subject Period:	$______

3.	Provision for income taxes for Subject Period:	$______

4.	Depreciation expenses for Subject Period:	$______

5.	One-time transactions costs in connection with any Investment in an Eligible Portfolio Company for Subject Period (not to exceed $400,000 per transaction):	$______

6.	Amortization expenses for Subject Period:	$______

7.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$______

8.	Income Tax credits for Subject Period:	$______

9.	Non-cash increases to Consolidated Net Income for Subject Period:	$______

10.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9):	$______

B.	Rental payments for Subject Period:	$______

C.	Income taxes paid in cash for Subject Period:	$______

D.	Restricted Payments, etc. for Subject Period:	$______

E.	Cash Capital Expenditures for Subject Period:	$______

F.	Eligible Cricket Wireless Expenditures for Subject Period[8]:	$______

G.	Consolidated Interest Charges for Subject Period:	$______

H.	Scheduled Principal payments, etc. for Subject Period:	$______

I.	Rental payments for Subject Period:	$______

J.	Consolidated Fixed Charge Coverage Ratio ([Line II.A.10 + Line II.B – Line II.C – Line II.D – Line II.E + Line II.F] ÷ [Line II.G + Line II.H + Line II.I]):	____ to 1

Minimum required:	1.15 to 1

8 Capital Expenditures in an amount of up to $75,000.00 per “Cricket Wireless” store and $2,000,000.00 in the aggregate for all “Cricket Wireless” stores in any fiscal year in respect of pre-opening costs or acquisition costs actually incurred for such “Cricket Wireless” stores are eligible. This amount may not exceed $520,000.00 for the first quarter of 2015, $2,200,000.00 for the second quarter of 2015, $0.00 for the third quarter of 2015 and $200,000.00 for the fourth quarter of 2015 actually incurred by the Borrower and its Subsidiaries in respect of pre-opening costs for “Cricket Wireless” stores opened and the Green Communications acquisition during such period).